Exhibit 99 - First Commonwealth Financial Corporation News Release dated July 7, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	July 7, 2005	(724) 349-7220

FIRST COMMONWEALTH EXECUTIVE OFFICER TO RESIGN

INDIANA, PA - First Commonwealth Financial Corporation (NYSE: FCF) today announced that Johnston A. Glass has submitted his resignation as President and CEO of First Commonwealth Bank and  Vice Chairman of Growth of First Commonwealth Financial Corporation.  Mr. Glass indicated that his resignation is due to personal reasons and he will remain on the boards of directors of First Commonwealth Financial Corporation and First Commonwealth Bank.

Mr. Glass will continue in his current position until his departure date which is expected to be within 90 days.  Under the current Succession Plan, Joseph E. O'Dell, President and Chief Executive Officer of First Commonwealth Financial Corporation, will assume Mr. Glass's duties.

In a letter to employees, Mr. Glass stated, "This has been a difficult decision for me because of the long standing affiliation I have had with First Commonwealth, the Board of Directors, the employees and our clients."

Mr. O'Dell noted, "First Commonwealth certainly appreciates John's many sacrifices during his career of building the organization that we are proud of today and for his friendship.  On behalf of the board of directors, the officers and employees of First Commonwealth, we wish John our best in the future."

First Commonwealth is a bank holding company with total assets of $6.2 billion.  First Commonwealth operates through its banking subsidiary, First Commonwealth Bank, in 16 counties in western and central Pennsylvania.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company, and First Commonwealth Financial Advisors, Inc.  First Commonwealth also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services firm, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

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